Exhibit 1A-11.2

INDEPENDENT AUDITOR INCLUSION LETTER

We agree to Mazzucco & Company’s inclusion Offering Statement on Form 1-A dated February 25, 2022, on our audit of the consolidated financial statements of Hygienic Dress League, Corp as of December 31, 2021.

Jennifer Anderson, CPA

/s/ Jennifer Anderson

Mazzucco & Company

Moorestown, NJ 08057
February 25, 2022